EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces the Sale of its Limited Partnership Interest in

Freeport LNG Development, LP for approximately $68 million

JANUARY 8, 2008 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that it has entered into a definitive agreement with a major Asian utility company (the “Purchaser”) to sell its ten percent (10%) limited partnership interest in Freeport LNG Development LP (“Freeport”) for approximately $68 million. The sale is subject to the Purchaser’s board approval and customary closing conditions and adjustments.

Freeport is engaged in developing a liquefied natural gas receiving and gasification terminal on Quintana Island, near Freeport, Texas. Contango owns the ten percent limited partnership interest in Freeport through its wholly owned subsidiary, Contango Sundance, Inc. The sale is part of Contango’s previously announced review of strategic alternatives to enhance shareholder value.

Merrill Lynch & Co. acted as financial advisor to Contango in connection with the sale.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officer, said, “Contango will use the proceeds from this sale to prepay the outstanding $20 million term loan from the Royal Bank of Scotland, with the remaining funds available for working capital.”

Mr. Peak continued, “On December 19, 2007, production from our three Dutch wells was shut-in due to a small leak in the condensate line, which is owned by the operator of the Eugene Island 24 platform. The wells were shut-in for 16 days, with production resuming on January 4, 2008. On January 5, 2008, another leak occurred. Repair crews are currently on location, and we expect to be up and operating by January 11, 2008. Assuming repairs are completed as planned, production will have been shut-in for a total of 22 days, and the Company estimates lost cash flows of approximately $5 million.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. The Company also holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960 Houston, Texas 77098	Kenneth R. Peak
(713) 960-1901
www.contango.com